NEWS RELEASE
GLAMIS GOLD LTD.

For immediate release

Trading symbol: NYSE, TSX – GLG	January 31, 2005

GOLDCORP CEO’S WEBSITE SHUT DOWN

January 31, 2005 — Reno, Nevada - Glamis Gold Ltd. (NYSE: GLG; TSX: GLG) reported today that a website created by Goldcorp Inc. Chairman and CEO Rob McEwen was shut down over the weekend. Glamis believes the website, originally established and widely publicized last week by Mr. McEwen, was in clear violation of U.S. securities laws, and Glamis immediately notified regulatory authorities of these violations. All of the offending material appears to have been removed. Glamis will continue to monitor the site to ensure that Mr. McEwen does not once again attempt to circumvent laws and regulations applicable to both Goldcorp and Glamis, as well as their officers and directors, in connection with Glamis’ pending takeover bid for Goldcorp.

This is the second time in less than a month that Mr. McEwen has been required to abruptly cease his public statements concerning the Glamis bid. On January 14, 2005, Goldcorp issued a press release which included the following statement: “In addition, shareholders are cautioned that Mr. McEwen’s statements to date have been in his personal capacity, as a large shareholder, and not as a Director or Chief Executive Officer of Goldcorp.” Neither Goldcorp nor Mr. McEwen has publicly commented on the current issue regarding his website.

Glamis reminds Goldcorp shareholders that in order to be able to accept Glamis’ premium bid for their Goldcorp shares, the Wheaton River transaction must be defeated at Goldcorp’s shareholder meeting on February 10, 2005. Glamis is soliciting proxies from Goldcorp shareholders who are urged to vote “NO” to the Wheaton River transaction by returning the form of proxy on BLUE paper prior to February 7, 2005 at 9:00 a.m. Eastern time.

For further information about Glamis’ premium offer or voting at the Goldcorp meeting, Goldcorp shareholders should contact Georgeson Shareholder Communications at 1-877-288-7946 (toll free in North America).

VOTE PURE GOLD
VOTE NO TO WHEATON RIVER
VOTE TODAY

Safe Harbor Statement: Except for the statements of historical fact contained herein, the information presented constitutes “forward-looking statements.” Forward-looking statements, include, but are not limited to those with respect to, the price of gold, the estimation of mineral reserves and resources, the realization of mineral reserves estimates, the timing and amount of estimated future production, costs of production, capital expenditures, costs and timing of the development of new deposits, success of exploration activities, Glamis’ hedging practices, permitting time lines, currency fluctuations, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, title disputes or claims limitations on insurance coverage and the timing and possible outcome of pending litigation. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, or “does not expect”, “is expected”, “budget”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variation of such words and phrases or state that certain actions, events or results, “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Glamis to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the actual results of current exploration activities, actual results of current reclamation activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined, future prices of gold, possible variations in ore grade or recovery rates, failure of plant, equipment or processes to operate as anticipated, accidents, labor disputes and other risks of the mining industry, delays in obtaining governmental approvals or financing or in the completion of development or construction activities, as well as those factors discussed in the section entitled “Other Considerations” in the Glamis Annual Information Form. Although Glamis has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

This press release does not constitute an offer to buy or sell, or the solicitation of an offer to buy or sell, any of the securities of Glamis or Goldcorp. Such an offer may only be made pursuant to a registration statement and prospectus filed with the U.S. Securities and Exchange Commission and offer to purchase and circular filed with Canadian securities regulatory authorities. Glamis has filed with the U.S. Securities and Exchange Commission a Registration Statement on SEC Form F-10, and has mailed a take-over bid circular and dissident proxy circular together with any related documents to Goldcorp stockholders concerning the proposed business combination with Goldcorp. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT, THE TAKE-OVER BID CIRCULAR, THE DISSIDENT PROXY CIRCULAR AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC AND CANADIAN SECURITIES REGULATORY AUTHORITIES, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov or in Canada at www.sedar.com. In addition, documents filed with the SEC and in Canada by Glamis will be available free of charge from Glamis Investor Relations, 5190 Neil Road, Suite 310, Reno, NV 89502, telephone (775) 827-4600.

For further information please contact:

Media:
John Lute:	Phone: 416-929-5883 Email: jlute@luteco.com

Larry Roth:	Phone: 732-598-2092 Email: larryroth@rothir.com

Investors:
Glamis Gold Ltd.	Website:	www.glamis.com
5190 Neil Road, Suite 310	email requests for investor packets to:	info@glamis.com
Reno, NV 89502	email questions/correspondence to:	michaels@glamis.com
Michael A. Steeves	Phone:	1-775-827-4600 ext. 3104
Vice President, Investor Relations

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